Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 4 to Form F-4 of our report dated March 1, 2016, relating to the balance sheets of Terrapin 3 Acquisition Corporation as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2015 and 2014, and to the reference to our Firm under the caption “Additional Information--Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey
November 21, 2016